Exhibit 10.2

EXECUTION VERSION

SECURED PROMISSORY NOTE

$5,750,000	December 13, 2017

FOR VALUE RECEIVED, and intending to be legally bound, CBC Holdings LLC, a Delaware limited liability company (“CBC Holdings” or the “Maker”) hereby promises to pay to ASTA FUNDING, INC., a Delaware corporation or its assignee (the “Holder”), the sum of FIVE MILLION SEVEN HUNDRED AND FIFTY THOUSAND DOLLARS ($5,750,000) (the “Principal Amount”) in lawful money of the United States of America, on the terms and conditions set forth in this Note (the “Note”).

1.     Background. Pursuant to that certain Securities Purchase Agreement (the “Purchase Agreement”), dated as of December 13, 2017 by and among CBC Holdings, CBC Settlement Funding, LLC, a Delaware limited liability company (the “Company”), and Holder, CBC Holdings purchased from Holder, and Holder sold to CBC Holdings, all of the issued and outstanding equity capital (collectively, the “Company Interest”) of the Company. All capitalized terms used but not defined herein shall have the respective meanings given to them in the Purchase Agreement. CBC Holdings is executing this Note in partial payment of the Purchase Price for the Company Interest and this Note is the Promissory Note referenced in Section 2.2(a) of the Purchase Agreement. The Note shall be secured pursuant to that certain Security Agreement, dated December 13, 2017, by and between SuttonPark Servicing LLC, a Delaware limited liability company, an affiliate of CBC Holdings, and the Holder and by that certain joint and several Guarantee of even date herewith, which Guarantee in favor of Holder is being provided as additional security by SuttonPark Capital LLC and 777 Partners LLC.

2.     Interest. Interest shall accrue on the outstanding Principal Amount from time to time remaining unpaid under this Note from the date of this Note through the date of repayment at the rate of seven percent (7%) per annum. All computations of interest shall be made on the basis of a year of 360 days and the actual number of days elapsed.

3.     Payments; Prepayments.

(a)     Subject to the last sentence of clause (c) below, commencing on March 8, 2018, on the 8th day of each calendar quarter (each, a “Payment Date”), the Maker shall make quarterly payments of principal and interest on the Note, calculated on the basis of the level three (3) year amortization schedule attached hereto as Schedule I. All Obligations shall be due and payable on December 13, 2020. If any Payment Date does not fall on a Business Day, the related payment will be made on the next Business Day thereafter.

(b)     Each payment shall be made by Maker on the applicable Payment Date by wire transfer of immediately available funds to such account as shall be designated by Holder.

(c)     At any time, Maker may prepay this Note in part or in full, without penalty or fee. Notwithstanding the foregoing, on the date hereof, the Maker shall prepay, without penalty or fee, the related interest and principal payment that is due hereunder on the initial Payment Date.

(d)     To the extent that the Guarantors (as defined in the Guarantee) experience (i) an initial public offering or (ii) a private sale of substantially all of the ownership interests in the Guarantors or the Guarantors sell all or substantially all of their assets, in each case, other than a sale to an affiliate (each of (i) and (ii), a “Liquidity Event”), then the balance of all principal and accrued interest due under this Note shall be paid in full within thirty (30) days of the Liquidity Event.

4.     Security.

(a)     The obligations of Maker hereunder and its performance thereof will be secured by a first priority security interest in, to and under all the Collateral (as defined in that certain Security Agreement to be entered into between SuttonPark Servicing LLC and Holder).

(b)     All payments shall be applied first to accrued interest on the unpaid Principal Amount and then to the reduction of the unpaid Principal Amount. All payments shall be made in lawful money of the United States of America at the principal offices of Holder.

5.     Events of Default. The occurrence of any of the following shall constitute an “Event of Default” under this Note:

(a)     Maker fails to make any required payment of the Principal Amount or interest when due hereunder, and such failure is not cured within five (5) Business Days;

(b)     Maker fails to satisfy any of the other covenants, terms or conditions of this Note and such failure continues unwaived for more than thirty (30) days after Holder has notified Maker in writing of such failure and demanded a cure thereof;

(c)     Maker shall: (i) apply for or consent to the appointment of a receiver, trustee or liquidator of itself or of its property; (ii) be unable, or admit in writing its inability, to pay its debts as they mature; (iii) make a general assignment for the benefit of creditors; (iv) be adjudicated a bankrupt or insolvent; (v) file a voluntary petition in bankruptcy, or a petition or answer seeking reorganization or an arrangement with creditors to take advantage of any insolvency law, or an answer admitting the material allegations of a bankruptcy, reorganization or insolvency petition filed against it; (vi) take company action for the purpose of effecting any of the foregoing; or (vii) have an order for relief entered against it in any proceeding under the United States Bankruptcy Code which shall continue unstayed and in effect for any period of 60 consecutive calendar days; or

(d)     an order, judgment or decree shall be entered, without the application, approval or consent of Maker, by any court of competent jurisdiction, approving a petition seeking reorganization of Maker or appointing a receiver, trustee or liquidator of Maker or of all or a substantial part of its assets, and such order, judgment or decree shall continue unstayed and in effect for any period of 60 consecutive calendar days.

6.     Remedies.

(a)     If there shall occur any Event of Default, upon delivery of written notice by Holder to Maker, the entire unpaid balance of the Principal Amount, together with all other sums due and payable under this Note (collectively, the “Obligations”) shall be immediately due and payable and Holder shall be entitled to foreclose on, and exercise all remedies available under applicable law, including without limitation, with respect to the Collateral.

(b)     All rights and remedies of Holder under this Note and any applicable law are separate and cumulative, and the exercise of one shall not limit or prejudice the exercise of any other such rights or remedies. No delay or omission by Holder in exercising any right or remedy shall operate as a waiver thereof. No waiver of any rights and remedies hereunder, and no modification or amendment of this Note, shall be deemed made by Holder unless in writing and duly signed by Holder. Any such written waiver shall apply only to the particular instance specified therein and shall not impair the further exercise of such right or remedy or of any other right or remedy of Holder, and no single or partial exercise of any right or remedy under this Note shall preclude any other or further exercise thereof or any other right or remedy.

7.     Attorneys’ Fees and Collection Costs. Maker agrees to pay all of Holder’s reasonable attorneys’ fees and collection costs and expenses associated with the enforcement of this Note to the fullest extent permitted by applicable law.

8.     Waiver. Maker expressly, explicitly and unconditionally waives presentment, demand, protest, notice of protest and any and all other notices and defenses, claims and counterclaims in connection with this Note, except as specifically provided for herein. Maker acknowledges that this Note constitutes an instrument for the payment of money only within the meaning of CPLR Section 3213.

9.     Offsets. Holder hereby acknowledges and agrees that any payment owing by Maker under this Note may be reduced by the amount of any Losses (each as defined in the Purchase Agreement) under Section 7.2 (Tax Matters) and Section 8.2 (Indemnification) of the Purchase Agreement, subject to the limitations set forth in Section 8.3 (Limitations on Liability) of the Purchase Agreement.

10.     Governing Law. This Note and all matters arising out of or in any way related to this Note shall be governed by and construed in accordance with the laws of the State of New York (including Section 5-1401 of the General Obligations Law but otherwise without regard to conflict of law provisions).

11.     Waiver of Jury Trial. MAKER AGREES THAT ANY SUIT, ACTION OR PROCEEDING, WHETHER CLAIM OR COUNTERCLAIM, BROUGHT OR INSTITUTED BY HOLDER ON OR WITH RESPECT TO THIS NOTE OR THE DEALING OF THE PARTIES WITH RESPECT THERETO, SHALL BE TRIED ONLY BY A COURT AND NOT BY A JURY. MAKER HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY SUCH SUIT, ACTION OR PROCEEDING AND ACKNOWLEDGES AND AGREES THAT HOLDER WOULD NOT EXTEND CREDIT TO MAKER IF THIS WAIVER OF JURY TRIAL WERE NOT A PART HEREOF. WITHOUT LIMITING THE FOREGOING, EACH OF THE PARTIES HERETO FURTHER AGREE THAT ITS RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS NOTE OR ANY PROVISIONS HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS NOTE.

12.     Submission to Jurisdiction. ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF NEW YORK IN EACH CASE LOCATED IN THE COUNTY OF NEW YORK, AND MAKER IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO MAKER’S ADDRESS SET FORTH IN THE PURCHASE AGREEMENT SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE MAKER IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

13.     Severability. If any provision of this Note is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Note will remain in full force and effect. Any provision of this Note held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. The parties consent to the reformation of any invalid or unenforceable provision so that it is enforceable to the maximum extent permitted by law.

14.     Certain Tax Matters

(a)     The Maker shall maintain a register for the recordation of the name(s) and address(es) of the Holder (or any assignee of the Holder), and principal amount (and stated interest) of the Note owing to the Holder (or any assignee of the Holder) pursuant to the terms hereof (the “Register”). The entries in the Register shall be conclusive absent manifest error and the Maker and the Holder (or any assignee of the Holder) shall treat each person whose name is recorded on the Register pursuant to the terms hereof as a lender for all purposes of this Note. This Note may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register. Any assignment or sale of all or part of the Note may be effected only by registration of such assignment or sale on the Register.

(b)     For the avoidance of doubt, payments made by the Maker pursuant to this Note shall be subject to Section 2.5 of the Purchase Agreement.

15.     Miscellaneous.

(a)     This Note shall be binding upon Maker and its successors and assigns and shall inure to the benefit of Holder and Holder’s successors and assigns.

(b)     Any notice or other communication required or permitted to be given hereunder shall be in writing and given as provided in the Purchase Agreement.

(c)     Maker shall not be obligated to pay and Holder shall not collect interest at a rate in excess of the maximum permitted by law or the maximum that will not subject Holder to any civil or criminal penalties. If, because of the acceleration of maturity, the payment of interest in advance or any other reason, Maker is required, under the provision of this Note or any other document evidencing or securing the indebtedness evidenced by this Note, or otherwise, to pay interest at a rate in excess of such maximum rate, the rate of interest under such provisions shall immediately and automatically be reduced to such maximum rate, and any payment made in excess of such maximum rate, together with interest earned at the rate provided herein from the date of such payment, shall immediately and automatically be applied (in inverse order of maturity) to reduce the unpaid principal balance of this Note as of the date on which such excess payment was made. If the amount to be so applied to reduce the unpaid principal balance exceeds the unpaid principal balance, the amount of such excess shall be refunded by Holder to Maker.

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IN WITNESS WHEREOF, the undersigned have caused this Note to be duly executed and delivered by an authorized officer, as of the date first above written.

CBC HOLDINGS LLC

By: 600 Partners LLC, its Sole Member

By:	/s/ Steven W. Pasko
Name:	Steven W. Pasko
Title:	Manager of the Sole Member

ASTA FUNDING, INC.

By:	/s/ Gary Stern
Name:	Gary Stern
Title:	Chief Executive Officer